                                                Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

                PRICING SUPPLEMENT NO 1663 DATED 7 DECEMBER 2006
                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $7,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
          CURRENTLY TOTALING A$374,000,000.00 (A$0 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 (the "Non US prospectus supplement") and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 (the "US prospectus supplement") and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus"). In the case of non US investors, this document constitutes the final terms of the bonds described herein for the purposes of
Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the Non US prospectus supplement, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. In the case of US investors, this document constitutes the final terms of the bonds described herein and must be read in conjunction with the US Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document and the Non US Prospectus or US Prospectus (as applicable). The Non US Prospectus and US Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.        Issuer:                        Queensland Treasury Corporation
    (i)
    (ii)  Guarantor:                     The Treasurer on behalf of the
                                         Government of Queensland

2.        Benchmark line:                2017
                                         (to be consolidated and form
                                         a single series with QTC 6%
                                         Global A$ Bonds due 14
                                         September, 2017 , ISIN
                                         US748305BG31)

3.        Specific Currency or           AUD ("A$")
          Currencies:

4.  (i)   Issue price:                   103.068%

    (ii)  Dealers' fees and              No fee or commission is payable in respect of the
          commissions paid by            issue of the bond(s) described in this Pricing
          Issuer:                        Supplement. Instead, QTC pays fees and
                                         commissions in accordance with the procedure described
                                         in the QTC Offshore and Onshore Fixed Interest
                                         Distribution Group Operational Guidelines.

5.        Specified Denominations:       A$1,000

6.  (i)   Issue Date:                    12 December 2006

    (ii)  Record Date (date on           6 March/6 September. Security will be
          and from which security        ex-interest on and from 7 March/7 September
          is Ex-interest):

    (iii) Interest Payment Dates:        14 March/14 September

7.        Maturity Date:                 14 September 2017

8.        Interest Basis:                6 per cent Fixed Rate

9.        Redemption/Payment             Redemption at par
          Basis:

10.       Change of Interest Basis       Not Applicable
          or Redemption/Payment
          Basis:

11. (i)   Status of the Bonds:           Senior and rank pari passu with other senior,
                                         unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:       Senior and ranks pari passu with all its other
                                         unsecured obligations

12.       Method of distribution:        Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:           6 percent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):      14 March and 14 September in each year up to and including the Maturity Date

    (iii) Fixed Coupon                   A$30 per A$1,000 in nominal amount
          Amount(s):

    (iv)  Determination Date(s):         Not Applicable

    (v)   Other terms relating to        None

          the method of calculating
          interest for
          Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
14.       Final Redemption               A$1,000 per bond of A$1,000 Specified
          Amount:                        Denomination

15.       Early Redemption               Not Applicable
          Amount(s) payable on
          redemption for taxation
          reasons or on event of
          default and/or the
          method of calculating
          the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS
16.       Form of Bonds:                 Permanent Global Note not exchangeable for
                                         Definitive Bonds

17.       Additional Financial           Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future              No
          Coupons or Receipts to
          be attached to Definitive
          Bonds (and dates on
          which such Talons
          mature):

19.       Other terms or special         Not Applicable
          conditions:

                                  DISTRIBUTION
20. (i)   If syndicated, names and       Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer                 7 December 2006 (the "Trade Date")
          Agreement:

    (iii) Stabilizing Manager(s)         Not Applicable
          (if any):

21.       If non-syndicated, name        Macquarie Bank Limited
          and address of relevant        No. 1 Martin Place
          Dealer:                        SYDNEY  NSW  2000

22.       Whether TEFRA D or             TEFRA Not Applicable

          TEFRA C rules
          applicable or TEFRA
          rules not applicable:
23.       Additional selling             Not Applicable
          restrictions:

LISTING APPLICATION

      This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By: _____________________________

               Duly authorized

                           PART B - OTHER INFORMATION

1.       LISTING
(i)      Listing:                  Bourse de Luxembourg.

(ii)     Admission to trading:     Application has been made for the bonds to be admitted
                                   to trading on the regulated market of the Bourse de
                                   Luxembourg with effect from the Issue Date.

2.       RATINGS
         Ratings:                  The bonds to be issued have been rated:

                                   S&P:       AAA
                                   Moody's:   Aaa

                                   An obligation rated 'AAA' by S&P has the highest credit
                                   rating assigned by Standard & Poor's. The obligor's
                                   capacity to meet its financial commitment on the
                                   obligation is extremely strong.

                                   Obligations rated Aaa by Moody's are judged to be of the
                                   highest quality with minimal credit risk.

                                   A credit rating is not a recommendation to buy, sell or
                                   hold securities and may be revised or withdrawn by the
                                   rating agency at any time. Each rating should be
                                   evaluated independently of any other rating.


3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES
(i)      Reasons for the Offer:       See "Use of Proceeds" section in the Non US
                                      prospectus supplement or US prospectus supplement
                                      (as applicable).

(ii)     Estimated net proceeds:      Not Applicable.

(iii)    Estimated total expenses:    Not Applicable.

5.       YIELD
         Indication of yield:         5.7975

                                      Calculated as 7 basis points less than the yield on the
                                      equivalent A$ Domestic Bond issued by the Issuer under
                                      its Domestic A$ Bond Facility on the Trade Date.

                                      The yield is calculated on the Trade Date on the basis
                                      of the Issue Price. It is not an indication of future
                                      yield.

6.       OPERATIONAL INFORMATION
(i)      ISIN Code:                   US748305BG31

(ii)     Common Code:                 027594204

(iii)    CUSIP Code:                  748305BG3

(iv) Any clearing system(s) other     Not Applicable
than Depositary Trust Company,
Euroclear Bank S.A./N.V. and
Clearstream Banking, societe anonyme
and the relevant identification
number(s):

(v) Delivery:                         Delivery free of payment

(vi) Names and addresses of           Not Applicable
additional Paying Agent(s)
(if any):